Exhibit 10.15

Iomega Corporation
2000 Bonus Plans

    The 2000 Bonus Plan ("Plan") for the Chief Executive Officer, Executive Group and Key Contributors of Iomega Corporation (the "Company") is as follows:

1.
Definitions

    For purposes of the Plan, the following terms shall have the following meanings:

    "Executive Group" means the Chief Executive Officer, Executive Officers and all other vice presidents of the Corporation.

    "Executive Officer" means an executive officer within the meaning of Section 16 of the Securities Exchange Act of 1934.

    "Executives" means the members of the Executive Group.

    "Key Contributors" means employees who perform management or management-equivalent duties and responsibilities, who are designated to participate in the Plan based on their performance and their contributions to the Company.

2.
Bonus for Chief Executive Officer

    The Chief Executive Officer's target annual bonus for 2000 shall be equal to $500,000.

3.
Bonus for Executive Group and Key Contributors

    Each Executive (other than the Chief Executive Officer) and Key Contributor shall be assigned a target annual bonus expressed in dollars for Executives and in dollars or as a percentage of base salary for all other participants. It is expected that approximately 30 Executives and 400 Key Contributors will participate in the plan in 2000.

4.
Bonus Payment Criteria

    The 2000 Plan will utilize a formula, comprised of two performance-related components and an individual modifier, to determine the annual payout: Corporate Financial Performance (pre-tax earnings), Strategic Imperatives Performance (by function within the organization) and an Individual Performance Modifier (0 to 150% for all Executives and Key Contributors). At year-end, the Board of Directors will determine the actual percentage payout for the Corporate Financial Performance component, which determination shall apply to all participants in the Plan.

5.
Profit-Sharing Program

    The quarterly financial performance will be reviewed by the Board of Directors, in comparison with the Company's annual operating plan and, if appropriate, the Board of Directors will authorize the Company to make profit sharing awards to full-time regular employees who do not participate in any incentive bonus plan (including this Plan) or sales commission plan. Profit sharing awards, if made, will generally be paid quarterly on the basis of achievement of specified quarterly results. Profit sharing payments are targeted at 5% of a participating employee's Gross Salary and the maximum payment percentage shall not exceed 7.5% of a participating employee's Gross Salary.

6.
Discretionary Authority

    The CEO shall have the authority to allocate bonuses and profit sharing payments payable pursuant to the Plan among the Executive Group (excepting Executive Officers), Key Contributors and Company employees participating in the Profit Sharing Program, including the authority to allocate more or less than the maximum amount otherwise payable under the Plan if he or she determines, in his or her discretion, that such action is in the best interest of the Company.

    After reviewing the recommendations of the Compensation Committee of the Board of Directors, the Board of Directors shall have the authority to allocate bonuses among the Executive Officers, including the authority to allocate more or less than the maximum amount otherwise payable under the Plan if they determine, in their discretion, that such action is in the best interest of the Company.